Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 13, 2009 with respect to the consolidated financial statements, which contains an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standard No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, effective December 31, 2006, and internal control over financial reporting of Furmanite Corporation appearing in the 2008 Annual Report of Furmanite Corporation to its shareholders included in the Annual Report on Form 10-K for the year ended December 31, 2008 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.
/s/  Grant Thornton LLP

Dallas, Texas
May 29, 2009

C-12